EXHIBIT 23.1




                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Carolina First Corporation


We consent to incorporation by reference into the registration statements (Nos. 33-82668, 33- 82670, 33-80822, 33-25424, and 33-79668) on Form S-8 and
registration statement (No. 333- 06975) on Form S-3 of Carolina First Corporation of our report dated January 22, 1999, relating to the consolidated balance sheets of Carolina First Corporation and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Carolina First Corporation.






                                                       /s/ KPMG Peat Marwick LLP

Greenville, South Carolina
March 26, 1999